Exhibit 10.5
WEATHERFORD INTERNATIONAL LTD.
DEFERRED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS
(As Amended and Restated
Effective December 31, 2008)

WEATHERFORD INTERNATIONAL LTD.
DEFERRED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS
(As Amended and Restated
Effective December 31, 2008)
     WHEREAS, Weatherford International, Inc., a Delaware corporation, previously established the Weatherford International, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) on April 13, 2000, which provides deferred compensation for members of the Board of Directors of Weatherford International Ltd., a Bermuda exempted company (the “Company”), who are not employees of the Company, so as to retain loyalty and to offer a further incentive to them to maintain and increase their standard of performance;
     WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of May 8, 2002, among the Company, Weatherford International, Inc. and certain other parties, the Company assumed all rights, duties and obligations of Weatherford International, Inc. under the Plan, the Company assumed sponsorship of the Plan, the name of the Plan was changed to the “Weatherford International Ltd. Deferred Compensation Plan for Non-Employee Directors,” all references in the Plan to Weatherford International, Inc. were changed to references to Weatherford International Ltd. and all references in the Plan to shares of the common stock of Weatherford International, Inc., par value U.S. $1.00 per share, were changed to references to Weatherford International Ltd. common shares, par value U.S. $1.00 per share;
     WHEREAS, pursuant to that certain Weatherford Employee Benefit Agreement dated as of April 21, 2008, among the Company, Weatherford International, Inc., a Delaware corporation, Grant Prideco, Inc., a Delaware corporation (“GPI”), and National Oilwell Varco, Inc., a Delaware corporation (“NOV”), the account of each Plan participant that is credited with units representing shares of GPI common stock shall be deemed to be credited with a certain number of units representing NOV common stock; and
     WHEREAS, the Company desires to amend and restate the Plan;
     NOW, THEREFORE, effective December 31, 2008, the Company adopts the amendment and restatement of the Plan as follows:

WEATHERFORD INTERNATIONAL LTD.
DEFERRED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS
1. Definitions.
     (a) “Administrative Committee” means a committee consisting of the duly elected Corporate Secretary of the Company or, in the event the Corporate Secretary is a Participant, one or more other persons appointed by the Board to administer the Plan who are not Participants.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Company” means Weatherford International Ltd., a Bermuda exempted company, or any successor to Weatherford International Ltd., including but not limited to any Entity into which Weatherford International Ltd. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Corporate Transaction.
     (d) “Company’s Assets” means assets (of any kind) owned by the Company, including, without limitation, any securities of the Subsidiaries and any of the assets owned by the Subsidiaries.
     (e) “Compensation” means any retainer, meeting, or committee fee or any similar fee or compensation to which a Non-Employee Director is entitled for services performed for the Company as a Non-Employee Director.
     (f) “Corporate Transaction” means a reorganization, merger, amalgamation, consolidation, scheme of arrangement, exchange offer, or similar transaction of the Company or any of its Subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Assets.
     (g) “Credited Shares” mean the Company’s common shares, U.S. $1.00 par value, which, for accounting purposes only, are to be credited to a Participant’s Share Account from time to time. At no time shall Credited Shares be considered as actual common shares of the Company and a Participant shall have no rights as a stockholder of the Company with respect to the Credited Shares.
     (h) “Deferred Amount” means Compensation deferred by a Participant under the Plan together with all dividends or other amounts credited to a Participant’s Share Account or NOV Account pursuant to the provisions of the Plan, including the value of any Credited Shares in the Participant’s Share Account and any NOV Shares in the Participant’s NOV Account.
     (i) “Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
     (j) “GPI” means Grant Prideco, Inc., a Delaware corporation.

     (k) “Grandfathered Amounts” means amounts credited under the Plan that were earned and vested as of December 31, 2004 within the meaning of Section 409A, and earnings and losses thereon.
     (l) “Grant Account” means each account being administered for the benefit of a Participant pursuant to Section 6.
     (m) “Grant Merger” means the merger of GPI into NOV Sub, Inc. pursuant to the Agreement and Plan of Merger by and among NOV, NOV Sub, Inc. and GPI dated as of December 16, 2007.
     (n) “Grant Shares” means the shares of common stock of GPI, $.01 par value, which, for accounting purposes only, were credited to a Participant’s Grant Account. At no time were Grant Shares considered as actual shares of common stock of GPI and a Participant had no rights as a stockholder of GPI with respect to the Grant Shares.
     (o) “Grant Spin-Off” means the distribution by Weatherford International, Inc. to its stockholders of all the outstanding shares of stock of GPI.
     (p) “Market Value” means with respect to the Company’s common shares or GPI’s or NOV’s common stock, as applicable, the mean between the high and low sales price per share (or average last bid and asked price if applicable) of such common shares or common stock as reported by (i) the automated quotation system of the National Association of Securities Dealers if such common shares or common stock is not then listed on a national securities exchange or (ii) the principal national securities exchange on which such common shares or common stock is listed if such common shares or common stock is so listed, in each case as of the last trade day of each calendar month.
     (q) “Non-Employee Director” means any duly elected or appointed member of the Board who is not an employee of the Company or of any subsidiary of the Company.
     (r) “NOV” means National Oilwell Varco, Inc., a Delaware corporation.
     (s) “NOV Account” means each account being administered for the benefit of a Participant pursuant to Section 7.
     (t) “NOV Shares” means the shares of common stock of NOV, which, for accounting purposes only, are to be considered credited to a Participant’s NOV Account. At no time shall NOV Shares be considered as actual shares of common stock of NOV and a Participant shall have no rights as a stockholder of NOV with respect to the NOV Shares.
     (u) “Participant” means any Non-Employee Director who elects hereunder to defer payment by the Company of a portion of the Compensation to which he or she may be entitled and any former Participant with an account under the Plan.
     (v) “Plan” means the Weatherford International Ltd. Deferred Compensation Plan for Non-Employee Directors set forth in this document as it may be amended from time to time.

     (w) “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury rules and regulations issued thereunder.
     (x) “Separation From Service” has the meaning ascribed to that term in Section 409A.
     (y) “Share Account” means each account being administered for the benefit of a Participant pursuant to Section 5.
     (z) “Subsidiary” means any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof, or any other Entity in which the Company owns, directly or indirectly, a significant financial interest provided that the Chief Executive Officer of the Company designates such Entity to be a Subsidiary for purposes of this Plan.
2. Administration.
     The Plan shall be administered by the Administrative Committee which shall have the authority to construe and interpret the Plan, and to establish or adopt rules, regulations and forms relating to the administration of the Plan. The Administrative Committee shall have no authority to add to, delete from or modify the terms of the Plan without the prior approval of the Board. All actions and determinations by the Board with respect to the Plan shall be required to be approved by a majority of the members thereof that are not then participating in the Plan and who have not participated in the Plan during the 12-month period immediately preceding such action. Neither the Administrative Committee nor any member of the Board shall be liable for any act or determination made in good faith. Any action or decision under this Section 2 shall be binding upon all Participants.
3. Election to Defer Compensation.
     (a) Each Non-Employee Director may from time to time execute and deliver to the Administrative Committee an appropriate election form prescribed by the Administrative Committee designating a portion of the Non-Employee Director’s future Compensation to be deferred under the Plan up to a maximum of 7.5 percent of such Compensation. The election form for a calendar year must be delivered to the Administrative Committee by the December 31st immediately preceding such calendar year. A deferral election for a calendar year is irrevocable as of December 31 immediately preceding the calendar year. Except as otherwise provided in the last sentence of this Section 3(a), a Non-Employee Director may make or change an election for future deferrals of Compensation to be effective the first day of any subsequent calendar year, by executing and delivering to the Administrative Committee such new election or change in election prior to the first day of such calendar year, in the form and within the time period prescribed by the Administrative Committee. Any such change shall be effective only to designated Compensation earned on or after the first day of the calendar year next following the year in which the election form is received by the Administrative Committee. Each such election must also irrevocably fix the time upon which the distributions to the Participant under the Plan are to be made or begin as provided in Section 8 hereof. Notwithstanding any provision herein to the contrary, a Non-Employee Director who first becomes eligible to participate in the Plan on other than the first day of a calendar year may elect to make prospective deferrals of Compensation by effecting, within 30 days after the date he first becomes eligible to participate and within the time period prescribed by the Administrative Committee, a deferral election in the form prescribed by the Administrative Committee.
     (b) In the event a Participant elects to defer a portion of his Compensation under the Plan that is equal to or greater than five percent of his Compensation, the Company shall, during the period during which the Participant’s Compensation is being deferred, make an additional credit to the Participant’s Share Account in an amount equal to the sum of (i) 7.5 percent of the Participant’s Compensation during the period during which the Participant’s Compensation is being deferred and (ii) a percentage of such Compensation equal to the percentage of Compensation then being deferred by the Participant under the Plan up to a maximum of 7.5 percent of the Participant’s Compensation.
     (c) Each election to defer Compensation by a Participant for a calendar year shall become effective as of the first day of a calendar year (or, for an initial year of eligibility, such later date authorized in Section 3(a)) immediately following the date the election is effected by the Participant. With respect to a Non-Employee Director who first becomes a Non-Employee Director on other than the first day of a calendar year, any such Participant’s election to defer Compensation pursuant to Section 3(a) shall apply only for the portion of such calendar year commencing with the date of the election after he first becomes a Non-Employee Director and ending on the last day of such calendar year. A Participant election to defer Compensation shall remain in force and effect for the entire (or partial, if applicable) calendar year to which such election relates and, if so elected by the Participant, for all subsequent calendar years until changed in accordance with the terms of the Plan. A deferral election for a calendar year is irrevocable as of December 31 immediately prior to the calendar year. The amount, if any, of the Company’s additional credit to a Participant’s Share Account shall be adjusted effective as of the effective date of each new election under the Plan by a Participant.
     (d) Notwithstanding any provision of the Plan to the contrary, pursuant to Section 11, a Non-Employee Director may not defer under the Plan any portion of his Compensation for services rendered after December 31, 2008 unless and until the Board determines otherwise and any election prior to such date shall have no effect following such date.
4. Accounting.
     (a) The Company shall establish on its books appropriate bookkeeping accounts for each Participant that will accurately reflect the Deferred Amount of each Participant, including the number of Credited Shares in the Participant’s Share Account and the number of NOV Shares in the Participant’s NOV Account.
     (b) The Administrative Committee shall furnish each Participant with a statement of the Deferred Amount, including the number of Credited Shares in the Participant’s Share Account and the number of NOV Shares in the Participant’s NOV Account, as of the end of each calendar year promptly following the end of each calendar year.

5. Share Account.
     (a) Each Share Account shall consist of the cash amounts credited in respect of a specific election to defer Compensation and the Credited Shares into which prior credited amounts in the Share Account have been converted. Except as provided in this Section 5, any cash amount credited to a Share Account in a calendar month shall be converted, as of the end of that calendar month, into the maximum whole number of Credited Shares that the amount so credited would have purchased at the then Market Value.
     (b) As of the end of the calendar month during which the Company pays any dividend on its common shares, either in cash or property other than its common shares, each Share Account shall be credited with an amount equal to the cash dividend per share or the cash value per share (as conclusively determined by the Board) of the dividend in property other than its common shares, times the Credited Shares in the Share Account on the dividend record date. The amount so credited will be converted into the maximum whole number of Credited Shares that the amount so credited could have purchased at the then Market Value. If the Company pays any stock dividend, the Share Account shall be credited, as of the end of the calendar month during which the stock dividend is paid, with a number of Credited Shares equal to the number of shares or fraction of a common share paid per common share as a dividend times the Credited Shares in the Share Account on the dividend record date.
     (c) If any distribution other than a dividend is made on, or with respect to, the Company’s common shares, or in the event of a stock split, recapitalization, merger, consolidation or other adjustment of the Company’s common shares, an appropriate adjustment shall be made to the number of Credited Shares in a Share Account or to the cash credited to the Share Account on the same basis as would have been made had the Credited Shares then actually been issued and outstanding on the record date. The Board shall resolve any questions as to the appropriateness of any such adjustment, including, but not limited to, values and exchange ratios, and its determination shall be binding and conclusive.
     (d) All conversions into Credited Shares under Sections 5(a) through (c) shall be made in full shares. Amounts not so converted shall be reflected as credited cash in a Share Account and shall be added to any additional amounts of credited cash subsequently available for conversion; provided, however, that in the event the Share Account reflects only credited cash and interest thereon as provided in Section 5(e), the cash value of such account shall not be converted into Credited Shares.
     (e) In the event the Company’s common shares are at any time not publicly traded so as to permit the determination of the Market Value of the Credited Shares, such value shall be determined based on such factors and criteria as the Board shall determine in good faith to be appropriate under the circumstances. In the event the Company’s common shares shall have been converted into or exchanged for cash, securities (other than the Company’s common shares) or other property by virtue of a merger, consolidation, share exchange, reclassification or other similar transaction, the value of such cash, securities and other property received by the holders of the Company’s common shares per common share shall be fixed as the cash value for each Credited Share in each Participant’s Share Account and such cash value shall be credited in such Share Account and thereafter remain credited in the Participant’s Share Account until distributed and such account shall thereafter be credited by an amount equal to the interest that would have been earned thereon at an annual rate equal to the published prime lending rate at the beginning of each calendar quarter at JPMorgan Chase & Co. computed quarterly until the cash value of such account shall be distributed as provided in Section 8. In such event, any cash credits in the Share Account shall not thereafter be converted into Credited Shares.
     (f) When a distribution is to commence pursuant to Section 8, a common share certificate(s) representing the Credited Shares in the Share Account on the last business day of the month preceding the date distribution is to commence, and the amount of any credited cash in such Share Account, will be distributed as provided in Section 8, provided that all cash in the Share Account shall be distributed at the time of the first distribution of common shares representing Credited Shares. Any dividend or distribution made with respect to Credited Shares shall be distributed at the same time(s) as such Credited Shares are distributed.
6. Grant Account.
     (a) Following the Grant Spin-Off, the Administrative Committee credited to a Participant’s Grant Account one non-monetary unit equal to one Grant Share for every one non-monetary unit equal to one share of Weatherford International, Inc. common stock that was deemed to be credited to his account under the Plan as of the date of the Grant Spin-Off or subsequently credited to his account under the Plan for Compensation earned through the date of the Grant Spin-Off.
     (b) Until April 22, 2008, as of the end of the calendar month during which GPI paid any dividend on its common stock, either in cash or property other than its common stock, a Participant’s Grant Account was credited with an amount equal to the cash dividend per share or the cash value per share (as conclusively determined by the Board) of the dividend times the Grant Shares in the Grant Account on the dividend record date. The amount so credited was converted into the maximum whole number of Grant Shares that the amount so credited could have purchased at the then Market Value.
7. NOV Account.
     (a) Effective April 22, 2008, the Grant Accounts were converted into NOV Accounts. Upon the effective date of the Grant Merger, the Administrative Committee credited to a Participant’s NOV Account non-monetary units equal to shares of NOV Stock in an amount equal to the number of units representing Grant Shares credited to the Participant’s Grant Account multiplied by .781546.
     (b) As of the end of the calendar month during which NOV pays any dividend on its common stock, either in cash or property other than its common stock, a Participant’s NOV Account shall be credited with an amount equal to the cash dividend per share or the cash value per share (as conclusively determined by the Board) of the dividend times the NOV Shares in the NOV Account on the dividend record date. The amount so credited will be converted into the maximum whole number of NOV Shares that the amount so credited could have purchased at the then Market Value. If NOV pays any stock dividend, the NOV Account shall be credited, as of the end of the calendar month during which the stock dividend is paid, with a number of NOV

Shares equal to the number of shares or fraction of a share of common stock paid per share of common stock as a dividend times the NOV Shares in the NOV Account on the dividend record date.
     (c) If any distribution other than a dividend is made on, or with respect to, NOV’s common stock, or in the event of a stock split, recapitalization, merger, consolidation or other adjustment of NOV’s common stock, an appropriate adjustment shall be made to the number of NOV Shares in a NOV Account or to the cash credited to the NOV Account on the same basis as would have been made had the NOV Shares then actually been issued and outstanding on the record date. The Board shall resolve any questions as to the appropriateness of any such adjustment, including, but not limited to, values and exchange ratios, and its determination shall be binding and conclusive.
     (d) All conversions into NOV Shares under Sections 7(a) through (c) shall be made in full shares. Amounts not so converted shall be reflected as credited cash in an NOV Account and shall be added to any additional amounts of credited cash subsequently available for conversion; provided, however, that in the event the NOV Account reflects only credited cash and interest thereon as provided in Section 7(e), the cash value of such account shall not be converted into NOV Shares.
     (e) In the event NOV’s common stock is at any time not publicly traded so as to permit the determination of the Market Value of the NOV Shares, such value shall be determined based on such factors and criteria as the Board shall determine in good faith to be appropriate under the circumstances. In the event NOV’s common stock shall have been converted into or exchanged for cash, securities (other than NOV’s common stock) or other property by virtue of a merger, consolidation, share exchange, reclassification or other similar transaction, the value of such cash, securities and other property received by the holders of NOV’s common stock per share of common stock shall be fixed as the cash value for each NOV Share in each Participant’s NOV Account and such cash value shall be credited in such NOV Account and thereafter remain credited in the Participant’s NOV Account until distributed and such account shall thereafter be credited by an amount equal to the interest that would have been earned thereon at an annual rate equal to the published prime lending rate at the beginning of each calendar quarter at JPMorgan Chase & Co. computed quarterly until the cash value of such account shall be distributed as provided in Section 8. In such event, any cash credits in the NOV Account shall not thereafter be converted into NOV Shares.
     (f) When a distribution is to commence pursuant to Section 8, a stock certificate(s) representing the NOV Shares in the NOV Account on the last business day of the month preceding the date distribution is to commence, and the amount of any credited cash in such NOV Account, will be distributed as provided in Section 8, provided that all cash in the NOV Account shall be distributed at the time of the first distribution of stock representing NOV Shares.
8. Distribution.
     (a) Except in the case of the death of a Participant, distribution shall commence as of the first day of the calendar quarter coincident with or next following the time irrevocably specified by the Participant in the applicable election to defer. Such time shall be either a specified date or the date on which the Participant incurs a Separation From Service from the Company. If the time is a specified date (rather than the first day of the calendar quarter coincident with or next following the date of the Participant’s Separation From Service with the Company), the date must be not earlier than two years after the close of the calendar year for which the Participant’s deferral election is effective.
     (b) Except in the case of the death of the Participant, distribution(s) of share or stock certificate(s) representing the number of shares in the Share Account and the NOV Account shall be either in the form of a single distribution of shares or in approximately equal quarterly installments over a period not to exceed ten years as irrevocably selected by the Participant in the applicable election to defer. In the event the Participant elects to receive the deferred compensation of shares or stock through quarterly installments, the undistributed Credited Shares and NOV Shares shall accrue dividends when paid which will be connected to additional Credited Shares and NOV Shares in accordance with Plan terms. Cash in the Share Account and the NOV Account representing fractional shares shall be distributed at the time of the next distribution of Credited Shares and NOV Shares.
     (c) If for any reason the Participant does not validly elect a time of payment in his election to defer for a year, effective as of the last day of the calendar year immediately preceding such year he shall be deemed to have specified that his deferral for the year (and deemed dividends thereon) shall be paid on the first day of the calendar quarter immediately following the date of the Participant’s Separation From Service with the Company. If for any reason the Participant does not validly elect a form of payment in his election to defer for a year, effective as of the last day of the calendar year immediately preceding such year he shall be deemed to have specified that his deferral for the year (and deemed dividends thereon) shall be paid in the form of a single distribution (rather than in installments).
     (d) Notwithstanding any other provision of the Plan, if the Separation From Service of the Participant or the specified date selected by the Participant, as applicable, does not occur before January 1, 2017, any and all amounts then deemed credited to the Participant’s accounts under the Plan shall be distributed to the Participant on January 1, 2017.
     (e) In the event of the Participant’s death prior to the date specified for his distribution or after distribution to the Participant has commenced but before full distribution has been made, the number of the then remaining shares in the Share Account and the NOV Account shall be paid in a single distribution to the beneficiary designated by the Participant (on a form prescribed by the Administrative Committee.) If the Participant fails to validly designate a beneficiary, his surviving spouse shall be the Participant’s beneficiary, and if there is no surviving spouse or other surviving beneficiary, the estate of the Participant shall be the Participant’s beneficiary. In either such event the single distribution shall be made as of the first day of the calendar quarter following the Participant’s date of death. A Participant may change the beneficiary from time to time by filing with the Administrative Committee a new designation of beneficiary (on a form prescribed by the Administrative Committee). No beneficiary designation or change in beneficiary designation shall be effective unless received by the Administrative Committee prior to the date of the Participant’s death.

9. Amendment and Termination.
     The Board may amend or terminate the Plan at any time; provided, however, (i) except as set forth in Section 8(d), no amendment may be made that would accelerate or change the date of distribution with respect to Compensation theretofore deferred, and (ii) any termination of the Plan shall not affect the rights of Participants or beneficiaries to payment, in accordance with Section 8, of amounts credited to Participants’ account hereunder at the time of such termination.
10. Miscellaneous.
     (a) The Plan does not create a trust in favor of a Participant, his beneficiary or beneficiaries, or any other person claiming on his behalf, and the obligation of the Company is solely a contractual obligation to make payments due hereunder. In this regard, the balance in any account shall be considered a liability of the Company and the Participant’s right thereto shall be the same as any unsecured general creditor of the Company. Neither the Participant nor any other person shall acquire any right, title, or interest in or to any Deferred Amount outstanding under the Plan other than the actual payment of such Deferred Amount in accordance with the terms of the Plan.
     (b) No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.
     (c) The terms of the Plan shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of all parties in interest.
     (d) The headings have been inserted for convenience only and shall not affect the meaning or interpretation of the Plan.
     (e) Each Participant shall submit to the Administrative Committee his current mailing address. It shall be the duty of each Participant to notify the Administrative Committee of any change of address. In the absence of such notice, the Administrative Committee shall be entitled for all purposes to rely on the address of the Participant last-known by the Administrative Committee.
     (f) Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid to such person when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and the Board with respect thereto.
     (g) Nothing in the Plan or any amendment thereto shall give a Participant, or any beneficiary of a Participant, a right not specifically provided therein. Nothing in the Plan or any amendment thereto shall be construed as giving a Participant the right to be retained as a member of the Board.

     (h) If the context requires it, words of one gender when used in the Plan will include the other gender, and words used in the singular or plural will include the other.
     (i) Except with respect to Grandfathered Amounts, the Plan shall be operated in compliance with Section 409A and the provisions of the Plan, as amended and restated, shall be construed in accordance with Section 409A. Except with respect to Grandfathered Amounts the terms of this Agreement reflect the manner in which the Plan has been operated in good faith compliance with Section 409A since January 1, 2005.
     (j) The Plan will be construed, administered and governed in all respects by the laws of the State of Texas.
11. Freezing of the Plan.
     Notwithstanding any other provisions of the Plan to the contrary, pursuant to the authority of the Board set forth in Section 9, effective as of December 31, 2008 no further individuals shall become Participants in the Plan, and there shall be no further benefit accruals or deferral of Compensation under the Plan after December 31, 2008 unless and until the Board determines otherwise.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed this 31st day of December, 2008.

WEATHERFORD INTERNATIONAL LTD.
By:	/s/ Bernard J. Duroc-Danner

Title:	Chief Executive Officer & President